EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full Year 2010 Financial Results

Full Year Net Sales Increase 5%; Net Earnings Increase 12%; Diluted EPS of $2.30; Free Cash Flow of $119 Million and Solid Backlog of $1.7 Billion

PARSIPPANY, N.J., Feb. 14, 2011 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the fourth quarter and full year ended December 31, 2010. The highlights are as follows:

Full Year 2010 Operating Highlights

  Net sales increased 5% to $1.89 billion from $1.81 billion in 2009;
  Operating income increased 6% to $180 million from $169 million in 2009; Operating income increased 12% over 2009, excluding the unfavorable impact of foreign currency translation;
  Net earnings increased 12% to $107 million, or $2.30 per diluted share, from $95 million, or $2.08 per diluted share, in 2009; and
  New orders were $1.92 billion, up 11% compared to 2009. At December 31, 2010, our backlog was $1.67 billion, up 3% from $1.63 billion at December 31, 2009.

Fourth Quarter 2010 Operating Highlights

  Net sales increased 4% to $523 million from $503 million in 2009;
  Operating income decreased 2% to $57 million from $58 million in 2009; Operating income increased 5%, excluding costs for a legal matter recorded in the fourth quarter of 2010;
  Net earnings increased 5% to $37 million, or $0.79 per diluted share, from $35 million, or $0.76 per diluted share, in 2009; Net earnings increased 13%, excluding costs for a legal matter recorded in the fourth quarter of 2010; and
  New orders were $560 million, up 26% compared to 2009.

"We are pleased to report a strong finish to the year with net sales, net earnings and free cash flow all exceeding the high end of our guidance range. In addition, we ended the year with a backlog of $1.7 billion, driven by an 11% increase in new orders, which provides momentum heading into 2011," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "I am particularly pleased that we grew our full year operating income by 12% and expanded our operating margin 70 basis points over the prior year, excluding the unfavorable impact of foreign currency translation, with strong contributions coming from each of our three business segments. This was achieved through supply chain management and lean initiatives, as well as benefits generated from our cost reduction and restructuring programs.

"From a market perspective, sales for 2010 increased 6% in our commercial markets, driven by a strong rebound in our general industrial and commercial aerospace markets, which grew 18% and 11%, respectively, over the prior year. In addition, our defense markets grew 3% over the prior year, led by strong double-digit growth in both naval and aerospace defense, as we experienced solid sales related to our content on submarines, aircraft carriers, helicopters and Intelligence, Surveillance, and Reconnaissance applications such as unmanned aerial vehicles.  Our strategic diversification and strong position on key defense programs enabled us to offset the expected lower sales in our ground defense market.

"Looking ahead in 2011, we anticipate slow sales growth in both our defense and commercial markets with improved profitability. In defense markets, we are expecting that our Intelligence, Surveillance, and Reconnaissance related content to continue to do well across various end markets, which will help mitigate the expected declines in the F-22 and other defense program cancellations. In commercial markets, aerospace continues to be positive and our general industrial and oil and gas markets should trend higher with improving global economic conditions."

Sales

Sales of $523 million in the fourth quarter of 2010 increased $21 million, or 4%, compared to the prior year period. The increase was largely due to higher organic sales of $11 million, or 2%, and incremental sales of $10 million, or 2%, related to our 2009 and 2010 acquisitions of Skyquest Systems Ltd., Hybricon Corporation, and Specialist Electronics Services, Ltd. The sales increase was generated across all three segments with growth of 13% in Metal Treatment, 3% in Flow Control, and 3% in Motion Control.

From a market perspective, commercial markets grew 6% in the fourth quarter led by strong increases in the power generation (+10%), commercial aerospace (+10%) and general industrial (+6%) markets, compared to the prior year period. These increases were partially offset by a 3% decline in the oil and gas market. Defense markets experienced overall growth of 2%, led by a strong increase in naval defense, which grew 14% over the prior year quarter. This increase was partially offset by a 17% decline in the ground defense market due to the cancellation of the Future Combat System ("FCS") and lower sales on the Bradley platform, while our aerospace defense sales were essentially flat with the prior year quarter.

Sales of $1.89 billion for the full year of 2010 were higher by $83 million, or 5%, compared to 2009. This increase was driven from higher organic sales of $55 million, or 3%, incremental sales from our 2009 and 2010 acquisitions of $26 million, or 1%, and favorable foreign currency translation of $3 million.

From a market perspective, commercial markets grew 6% in 2010 driven by higher sales in the general industrial (+18%), commercial aerospace (+11%), and power generation markets (+3%). The sole decline in commercial markets was a 4% decrease in the oil and gas market. Defense markets increased 3%, led by double-digit growth in both naval and aerospace defense, due to strong sales on the CVN-79 Ford class aircraft carrier, Virginia class submarines, Intelligence, Surveillance, and Reconnaissance ("ISR") applications such as the Global Hawk unmanned aerial vehicle ("UAV") program, and various military helicopter platforms. These increases were largely offset by a sharp decline in ground defense due to the cancellation of the FCS program and lower sales on the Bradley platform. In addition, we also had lower sales relating to the cancellation of the F-22 program.

Operating Income

Operating income of $57 million in the fourth quarter of 2010 decreased $1 million, or 2%, compared to the prior year period, and was essentially flat excluding the unfavorable impact of foreign currency translation.  The Metal Treatment and Flow Control segments generated growth of 73% and 4%, respectively, compared to the fourth quarter of 2009, but were mostly offset by a 14% decline in the Motion Control segment.

Segment operating margin of 13.6% decreased by 40 basis points in the fourth quarter of 2010, mainly due to unfavorable foreign currency translation and the impact of our 2009 and 2010 acquisitions, which generally carry lower operating margins in the early period of ownership.

Non-segment operating costs of $14 million in the fourth quarter of 2010 increased by $1 million compared with the prior year period. The increase was mainly due to higher legal and pension costs.

For the full year of 2010, operating income of $180 million increased $11 million, or 6%, compared to 2009. However, excluding $10 million of unfavorable foreign currency translation, operating income increased $21 million, or 12%, generated by strong increases in each of our three business segments with an improvement of 32% in Metal Treatment, 15% in Flow Control, and 8% in Motion Control.

Segment operating margin of 11.1% increased by 40 basis points compared to the full year of 2009, or 90 basis points excluding the impact of unfavorable foreign currency translation. This improvement was mainly due to higher overhead absorption on increased sales volumes and benefits generated from our cost reduction and restructuring programs.

Non-segment operating costs in 2010 were $31 million, an increase of $7 million from the prior year mainly due to higher pension and medical expenses.

Net Earnings

Net earnings of $37 million in the fourth quarter of 2010 increased 5% from the prior year period mainly due to a lower effective tax rate. The effective tax rate in the fourth quarter of 2010 was 30.0% compared to 34.1% in the fourth quarter of 2009, and resulted in a $0.05 favorable impact on diluted earnings per share. The lower effective tax rate was mainly due to higher foreign tax credits that were generated by a repatriation of cash from foreign locations in the fourth quarter of 2010.

For the full year 2010, net earnings of $107 million increased 12% from the prior year period. Improved operating income, lower interest expense, and a lower effective tax rate all contributed to the strong increase in net earnings. The lower interest expense was due to both lower average interest rates and lower average outstanding debt. The effective tax rate in 2010 and 2009 was 32.7% and 34.4%, respectively, with the decrease largely due to the repatriation of cash from foreign operations.

Cash Flow

Free cash flow, defined as cash flow from operations less capital expenditures, for the fourth quarter of 2010 was $120 million compared to $101 million in the prior year period. Net cash provided by operating activities in the fourth quarter of 2010 increased $18 million from the prior year period largely due to improvements in working capital, specifically accounts receivable. Capital expenditures of $14 million were essentially flat with the prior year quarter.

For the full year of 2010, free cash flow was $119 million compared to $121 million in the prior year period. Net cash provided by operating activities in 2010 decreased $25 million from the prior year period primarily as a result of higher accounts receivable and lower deferred revenue. Capital expenditures were $53 million, a decrease of $23 million from the prior year. The AP1000 program accounted for the majority of this decrease as our facility expansion was completed in 2009.

Segment Performance

Flow Control – Sales for the fourth quarter of 2010 were $283 million, an increase of $9 million, or 3%, from the prior year mainly driven by solid double-digit growth in naval defense, which had higher sales from the Virginia class submarine due to the ramp up in production from one to two submarines per year. In addition, sales increased on the CVN-79 Ford class aircraft carrier program due to the transition from the CVN-78 program to the CVN-79 program. These increases were partially offset by a reduction on the DDG1000 destroyer program as we completed work on the third and final ship in the fourth quarter of 2010. Sales in commercial markets were essentially flat, despite strong growth of 10% in the power generation market largely due to increased demand for upgrades and plant maintenance on domestic nuclear reactors. This increase was mostly offset by a decline in the general industrial market due to the completion of several large international projects in the prior year.

Operating income in the fourth quarter of 2010 amounted to $37 million, an increase of 4% from the prior year. Operating margin increased to 13.0% in the fourth quarter of 2010, an increase of 10 basis points from the fourth quarter of 2009, mainly due to improved absorption of fixed overhead costs and benefits generated by our cost reduction and restructuring programs.  These improvements were mostly offset by a shift in mix towards lower margin products.

For the full year of 2010, operating income increased 13% on a sales increase of 4%, over the prior year period, despite having to make $7 million in strategic investments in the AP1000 program that will benefit us on future orders, and absorbing consolidation costs in our oil and gas business. This was largely achieved by the realization of benefits from our cost reduction and restructuring programs.

Motion Control – Sales for the fourth quarter of 2010 were $182 million, an increase of $5 million, or 3%, over the prior year period, primarily due to our 2009 and 2010 acquisitions of Skyquest Systems Ltd., Hybricon Corporation, and Specialist Electronics Services, Ltd., which added $10 million of sales during the quarter.

Our commercial markets experienced double-digit sales growth driven by increased demand for sensors and controls products on commercial aircraft, as well as higher sales of flight controls on the Boeing 787 series aircraft as production levels continue to ramp up.  These increases were somewhat offset by a double-digit decline in ground defense, mainly driven by lower sales for the Bradley Fighting Vehicle as well as the cancellation of the FCS program. In addition, aerospace defense was lower by 3%, despite strong sales for helicopter programs, due to the cancellation of the F-22 program.

Operating income for the fourth quarter of 2010 amounted to $26 million, a decrease of $4 million, or 14%, compared to the prior year period. Operating margin was 14.5%, a decrease of 290 basis points over the prior year period. This reduction was mainly due to investments in long-term contracts in the current year, as well as a shift in mix towards lower margin products. The prior year quarter also included margin on revenues from termination claims that did not recur in the current year. These reductions were offset, in part, by benefits generated by our cost reduction and restructuring programs.

For the full year of 2010, operating income increased 8% on a 4% increase in sales, excluding the unfavorable impact of foreign currency translation, due primarily to benefits generated by our cost reduction and restructuring programs.

Metal Treatment – Sales for the fourth quarter of 2010 were $59 million, an increase of $7 million, or 13%, compared to the prior year period. The sales increase was driven primarily by higher demand for shot peening and heat treating services within our general industrial market, in particular automotive.

Operating income in the fourth quarter of 2010 amounted to $8 million, an increase of $3 million, or 73%, from the prior period. Operating margin in the fourth quarter amounted to 13.1%, a 450 basis point improvement over the prior year period. For the full year of 2010, operating income increased 30% on a sales increase of 9%, from the prior year period. The significant improvements in operating income for the fourth quarter and full year were primarily driven by higher volumes resulting in favorable absorption of overhead costs and benefits generated from our cost reduction and restructuring programs.

Full Year 2011 Guidance

The Company is providing its full year 2011 financial guidance as follows:

∙ Total Sales	$1.960 - $1.990 billion
∙ Operating Income	$200 - $207 million
∙ Diluted Earnings Per Share	$2.48 - $2.58
∙ Effective Tax Rate	33.0%
∙ Diluted Shares Outstanding	47.3 million
∙ Free Cash Flow	$90 - $100 million

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $36 million to the Curtiss-Wright Pension Plan in 2011)

Note: A more detailed breakdown of our 2011 guidance by segment and by market can be found on the attached accompanying schedules. The 2011 guidance excludes the impact of the pending acquisition of BASF's Surface Technologies Business.

Mr. Benante concluded, "In 2010, we successfully executed our strategy and generated long-term shareholder value as a result of our strong earnings growth and strong cash flow performance. Due to our strategic diversification, we were able to grow our defense and commercial sales with increased profitability, despite cancellations and reductions in several defense programs and customer capital spending delays in the oil and gas market. In addition, we continued to make substantial strategic investments in new product development, new programs and new facilities that will position us well for the future.

"Our backlog and capitalization provide us confidence heading into 2011 and we expect to continue to demonstrate our ability to produce long-term growth through our diversified portfolio of highly engineered products and end markets. We also plan to continue to strategically invest in both our technologies and acquisitions in order to enhance our portfolio and market diversification.  I am optimistic that 2011 will be another strong year for Curtiss-Wright and expect double-digit earnings growth based upon our solid backlog, key positions on long-term defense programs and the continuing demand for our advanced technologies, which provide significant life cycle benefits for our customers. Long-term, our diversification and emphasis on advanced technologies will continue to provide profound value across a broad spectrum of high performance markets."

The Company will host a conference call to discuss the 2010 results and 2011 guidance at 10:00 A.M. EST Tuesday, February 15, 2011. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the company's website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2010	2009	$	%	2010	2009	$	%

Net sales	$523,381	$502,777	$20,604	4.1%	$1,893,134	$1,809,690	$83,444	4.6%
Cost of sales	349,712	329,903	19,809	6.0%	1,271,381	1,214,159	57,222	4.7%
Gross profit	173,669	172,874	795	0.5%	621,753	595,531	26,222	4.4%

Research and development expenses	13,237	14,497	(1,260)	(8.7%)	54,131	54,645	(514)	(0.9%)
Selling expenses	27,873	27,502	371	1.3%	111,773	106,187	5,586	5.3%
General and administrative expenses	75,334	72,680	2,654	3.7%	276,026	265,380	10,646	4.0%

Operating income	57,225	58,195	(970)	(1.7%)	179,823	169,319	10,504	6.2%

Other (expense) income, net	(43)	349	(392)	(112.3%)	579	1,006	(427)	(42.4%)
Interest expense	(4,925)	(5,661)	736	13.0%	(22,107)	(25,066)	2,959	11.8%

Earnings before income taxes	52,257	52,883	(626)	(1.2%)	158,295	145,259	13,036	9.0%
Provision for income taxes	15,676	18,036	(2,360)	(13.1%)	51,697	50,038	1,659	3.3%

Net earnings	$36,581	$34,847	$1,734	5.0%	$106,598	$95,221	$11,377	11.9%

Basic earnings per share	$ 0.80	$ 0.77			$ 2.33	$ 2.10
Diluted earnings per share	$ 0.79	$ 0.76			$ 2.30	$ 2.08

Dividends per share	$ 0.08	$ 0.08			$ 0.32	$ 0.32

Weighted average shares outstanding:
Basic	45,998	45,462			45,823	45,237
Diluted	46,533	45,941			46,322	45,695

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
				Change					Change
	2010		2009	%	2010		2009		%

Sales
Organic	$ 514,020		$ 502,777	2.2%	$ 1,864,046		$ 1,809,002		3.0%
Incremental (1)	10,265	(2)			26,517	(3)	688	(4)
Foreign Currency (5)	(904)				2,571
Total	$ 523,381		$ 502,777	4.1%	$ 1,893,134		$ 1,809,690		4.6%

Operating Income
Organic	$ 58,041		$ 58,195	(0.3%)	$ 190,106		$ 169,635		12.1%
Margin %	11.3%		11.6%	-30bps	10.2%		9.4%		80bps
Incremental (1)	304	(2)			(204)	(3)	(316)	(4)
Foreign Currency (5)	(1,120)				(10,079)
Total	$ 57,225		$ 58,195	(1.7%)	$ 179,823		$ 169,319		6.2%
Margin %	10.9%		11.6%	-70bps	9.5%		9.4%		10bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested business are removed from the comparable prior year period for purposes of calculating organic results. The remaining business are referred to as organic.

(2) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation and June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES). In addition, our organic growth calculations exclude approximately two months operating results for our December 18, 2009 acquisition of Skyquest Systems Ltd.

(3) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation and June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES). In addition, our organic growth calculations exclude approximately one month of operating results for our January 16, 2009 acquisition of Nu-Torque, two months of operating results for our March 5, 2009 acquisition of EST Group, and eleven months operating results for our December 18, 2009 acquisition of Skyquest Systems Ltd.

(4) We sold our Eaton product line located in Brecksville, Ohio on May 6, 2009. The results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.

(5) Organic results exclude the current period effects of foreign currency translation.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	December 31,	December 31,	Change
	2010	2009	$	%
Assets
Current Assets:
Cash and cash equivalents	$ 68,119	$ 65,010	$ 3,109	4.8%
Receivables, net	461,632	404,539	57,093	14.1%
Inventories, net	281,103	285,608	(4,505)	(1.6%)
Deferred tax assets, net	48,568	48,777	(209)	(0.4%)
Other current assets	40,605	33,567	7,038	21.0%
Total current assets	900,027	837,501	62,526	7.5%
Property, plant, and equipment, net	397,280	401,149	(3,869)	(1.0%)
Goodwill	693,572	648,452	45,120	7.0%
Other intangible assets, net	240,197	242,506	(2,309)	(1.0%)
Deferred tax assets, net	1,033	1,994	(961)	(48.2%)
Other assets	9,909	10,439	(530)	(5.1%)
Total Assets	$ 2,242,018	$ 2,142,041	$ 99,977	4.7%

Liabilities
Current Liabilities:
Current portion of long-term debt and short term debt	$ 2,602	$ 80,981	$ (78,379)	(96.8%)
Accounts payable	133,180	129,880	3,300	2.5%
Accrued expenses	99,966	90,855	9,111	10.0%
Income taxes payable	3,111	4,212	(1,101)	(26.1%)
Deferred revenue	146,770	167,683	(20,913)	(12.5%)
Other current liabilities	42,310	50,708	(8,398)	(16.6%)
Total current liabilities	427,939	524,319	(96,380)	(18.4%)

Long-term debt	394,042	384,112	9,930	2.6%
Deferred tax liabilities, net	26,815	25,549	1,266	5.0%
Accrued pension and other postretirement benefit costs	166,591	120,930	45,661	37.8%
Long-term portion of environmental reserves	19,091	18,804	287	1.5%
Other liabilities	47,437	41,570	5,867	14.1%
Total Liabilities	1,081,915	1,115,284	(33,369)	(3.0%)

Stockholders' Equity
Common stock, $1 par value	48,558	48,214	344	0.7%
Additional paid in capital	130,093	111,707	18,386	16.5%
Retained earnings	1,072,459	980,590	91,869	9.4%
Accumulated other comprehensive loss	(2,813)	(19,605)	16,792	85.7%
	1,248,297	1,120,906	127,391	11.4%
Less: cost of treasury stock	88,194	94,149	(5,955)	(6.3%)

Total Stockholders' Equity	1,160,103	1,026,757	133,346	13.0%

Total Liabilities and Stockholders' Equity	$ 2,242,018	$ 2,142,041	$ 99,977	4.7%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Change			Change
	2010	2009	%	2010	2009	%
Sales:
Flow Control	$ 282,987	$ 274,455	3.1%	$ 1,024,828	$ 985,172	4.0%
Motion Control	181,729	176,278	3.1%	647,031	621,038	4.2%
Metal Treatment	58,665	52,044	12.7%	221,275	203,480	8.7%

Total Sales	$ 523,381	$ 502,777	4.1%	$ 1,893,134	$ 1,809,690	4.6%

Operating Income:
Flow Control	$ 36,837	$ 35,388	4.1%	$ 104,391	$ 92,721	12.6%
Motion Control	26,384	30,658	(13.9%)	80,410	80,949	(0.7%)
Metal Treatment	7,706	4,465	72.6%	25,842	19,891	29.9%

Total Segments	$ 70,927	$ 70,511	0.6%	$ 210,643	$ 193,561	8.8%
Corporate and Other	(13,702)	(12,316)	(11.3%)	(30,820)	(24,242)	(27.1%)

Total Operating Income	$ 57,225	$ 58,195	(1.7%)	$ 179,823	$ 169,319	6.2%

Operating Margins:
Flow Control	13.0%	12.9%		10.2%	9.4%
Motion Control	14.5%	17.4%		12.4%	13.0%
Metal Treatment	13.1%	8.6%		11.7%	9.8%
Total Curtiss-Wright	10.9%	11.6%		9.5%	9.4%

Segment Margins	13.6%	14.0%		11.1%	10.7%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Cash Provided by
Operating Activities	$ 134,018	$ 115,540	$ 171,710	$ 196,579
Capital Expenditures	(14,178)	(14,617)	(52,980)	(75,643)
Free Cash Flow (1)	$ 119,840	$ 100,923	$ 118,730	$ 120,936

Cash Conversion (1)	328%	290%	111%	127%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings, free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2011 Earnings Guidance - As of February 14, 2011
(In millions, except per share data)

		2011 Guidance		Change
	2010 Actual	Low	High	%
Sales:
Flow Control	$ 1,025	$ 1,050	$ 1,060	2-3%
Motion Control	647	670	680	4-5%
Metal Treatment	221	240	250	9-13%
Total Sales	$ 1,893	$ 1,960	$ 1,990	4-5%

Operating Income:
Flow Control	$ 104	$ 112	$ 116	7-11%
Motion Control	80	86	88	7-9%
Metal Treatment	26	30	32	16-24%
Total Segments	$ 211	$ 228	$ 236	8-12%
Corporate and Other	(31)	(28)	(29)
Total Operating Income	$ 180	$ 200	$ 207	11-15%

Operating Margins:
Flow Control	10.2%	10.7%	10.9%
Motion Control	12.4%	12.8%	12.9%
Metal Treatment	11.7%	12.5%	12.8%
Total Operating Margin	9.5%	10.2%	10.4%

Interest Expense	(22)	(25)	(25)
Earnings before income taxes	158	175	182
Provision for income taxes	(52)	(58)	(60)
Net earnings	$ 107	$ 118	$ 122	10-14%

Diluted earnings per share	$ 2.30	$ 2.48	$ 2.58	8-12%
Diluted shares outstanding	46.3	47.3	47.3

Free Cash Flow (1)	$ 119	$ 90	$ 100
Depreciation and Amortization	$ 80	$ 82	$ 82
Effective Tax Rate	32.7%	33.0%	33.0%

(1) Free Cash Flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $36 million to the Curtiss-Wright Pension Plan in 2011

*Full year amounts may not add down due to rounding

2011 Guidance by Markets - As of February 14, 2011
(In millions)

		2011 Guidance*		Change
	2010 Actual*	Low	High	%

Defense Markets
Defense Aerospace	269	273	277	1-3%
Defense Ground	124	134	137	8-10%
Defense Navy	365	368	374	1-3%
Other Defense	27	23	24	(6-12%)
Total Defense	784	797	811	2-4%

Commercial Markets
Commercial Aerospace	248	272	277	10-12%
Oil & Gas	259	267	271	3-5%
Power Generation	357	358	362	1-2%
General Industrial/Auto	244	266	271	9-11%
Total Commercial	1,109	1,163	1,180	5-7%

Total Curtiss-Wright	1,893	1,960	1,990	4-5%

*Full year amounts may not add down due to rounding

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         jim.ryan@curtisswright.com